SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 25, 2008

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

From April 25, 2008 through April 29, 2008 Boston Private Financial Holdings, Inc. (the “Company”) repurchased through several privately negotiated transactions $86.5 million aggregate principal amount of its outstanding 3.00% Contingent Convertible Senior Notes due 2027 (the “Notes”). To make the repurchases, the Company used cash received from the repayment of certain intercompany loans which it previously made to certain affiliate banks (the “Banks”) with proceeds from the original issuance of the Notes. The Banks replaced such intercompany loans with funding sources that have a lower interest rate than the intercompany loans. As a result of the repurchases, the Company expects to reduce interest expense and increase the net interest margin. The Banks expect to realize a benefit of reduced cost of funding on the $86.5 million, although actual future benefits will depend on many factors, including prevailing interest rates, funding sources and the overall competitive environment.

These repurchases are expected to result in an after tax gain of approximately $5.1 million, or approximately $0.12 per share. The Company may, from time to time, make additional repurchases of the Notes, depending on market conditions and liquidity.

This Current Report on Form 8-K contains forward looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements, estimates, projections, expectations or predictions about future events and often include words such as “estimate,” projects, “ “anticipates”, “will,” “targets,” “expects,” and other words or expressions indicating statements about the future. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company, and which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

	By:	/s/ David J. Kaye
	Name:	David J. Kaye
	Title:	Executive Vice President and Chief Financial Officer

Date: April 30, 2008